Exhibit 10.2

WARRANT TERMINATION AGREEMENT

This WARRANT TERMINATION AGREEMENT (this “Agreement”) is made effective as of March 6, 2026 (the “Effective Date”), by and among each of the undersigned warrant holders (the “Holders”), and Jaguar Health, Inc., a Delaware corporation (“Company”).

A. Company previously issued to Holders the Warrants to Purchase Common Stock described on Schedule 1 attached hereto (the “Warrants”).

B. Holders have agreed as part of a restructuring plan to terminate the Warrants in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and adequate consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Recitals. The recitals above are hereby agreed to and incorporated into this Agreement.

2. Termination. Upon execution of this Agreement, each of the Warrants shall be terminated, cancelled, and extinguished and made of no further force or effect.

3. Release. Company and each Holder for itself and its respective directors, officers, shareholders, officials, employees and agents shall release the other party and its respective directors, officers, shareholders, officials, employees and agents from all obligations, covenants, conditions, representations and liabilities, any and all demands, causes of action and claims of every type, kind, nature or character, direct or indirect, known or unknown, absolute or contingent, determined or speculative, at law, in equity or otherwise which relate to, or arise out of the Warrants.

4. General Provisions.

(a) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of each of the parties.

(b) Attorneys’ Fees. In the event of any action at law or in equity to enforce or interpret the terms of this Agreement, the parties agree that the prevailing party shall be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by such prevailing party in connection with the litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair a court’s power to award fees and expenses for frivolous or bad faith pleading.

(c) Choice of Law; Venue. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts sitting in Salt Lake City, Utah for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The foregoing is subject in all respects to any existing arbitration provisions governing the Warrants.

(d) Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

(e) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic signature (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(f) Headings. Captions and headings are for convenience only and will not affect the construction or interpretation of any provisions of this Agreement.

(g) No Strict Construction. The language used in this Agreement is the language chosen mutually by the parties hereto and no doctrine of construction shall be applied for or against any party.

(h) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(i) Successors and Assigns. This Agreement shall be binding upon the parties, their successors and assigns, and shall inure to the benefit of the parties and their assigns.

(j) Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Remainder of page left intentionally blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first written above.

INVESTORS:

STREETERVILLE CAPITAL, LLC

By:	/s/ John M. Fife
John M. Fife, President

UPTOWN CAPITAL, LLC

By:	/s/ John M. Fife
John M. Fife, President

ILIAD RESEARCH AND TRADING, L.P.

By: Iliad Management, LLC, its General Partner

By: Fife Trading, Inc., its Manager

By:	/s/ John M. Fife
John M. Fife, President

COMPANY:

JAGUAR HEALTH, INC.

By:	/s/ Lisa Conte
Lisa Conte, CEO

[Signature Page to Warrant Termination Agreement]

Schedule 1

The term “Warrants” as defined in the Agreement means and refers to each of the following:

Warrants	Issue Date	Warrant Holder	Warrant Shares Remaining Issuable	Exercise Price per Share
Warrant for Standstill	May 8, 2023	Iliad Research and Trading, L.P. (“Iliad”)	551	$719.9513
Warrant for Standstill	May 8, 2023	Uptown Capital, LLC (“Uptown”)	731	$719.9513
Warrant for Standstill	May 8, 2023	Streeterville Capital, LLC (“Streeterville”)	1,262	$719.9513
Warrant for Global Amendment	September 29, 2023	Iliad	155	$555.0000
Warrant for Global Amendment	September 29, 2023	Uptown	175	$555.0000
Warrant for Global Amendment	September 29, 2023	Streeterville	170	$555.0000
Warrants - Bridge Loan March 2025	March 31, 2025	Streeterville	45,167	$5.8285